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              (LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE)


The Board of Directors
Dauphin Deposit Corporation


Re:  Registration Statements No.   33-53793
                                   33-17401
                                   33-50172
                                   33-61848
                                    2-73258


With respect to the subject registration statements, we acknowledge our awareness of the use therein of our reports dated April 13, July 13 and October 13, 1994 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                           KPMG Peat Marwick LLP


Harrisburg, Pennsylvania
November 10, 1994




                                 Exhibit 15(b)